CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION OF
BCB BANCORP, INC.

Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3) of the New Jersey Business Corporations Act, the undersigned corporation executes this Certificate of Amendment to the Restated Certificate of Incorporation.

1.	The name of the corporation is BCB Bancorp, Inc.

2.	The following amendment to the Restated Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 28th day of April 2011.

Resolved, that the corporation’s Restated Certificate of Incorporation be amended to strike out and replace Article V in it’s entirety with the following:

                                                          ARTICLE V
                                                               Capital Stock

(A)           The aggregate number of shares which the corporation shall have authority to issue is 30,000,000 shares, 20,000,000 of which shall be common shares, having no par value and 10,000,000 of which shall be preferred shares, having a par value of One Cent ($0.01) per share (“Preferred Shares”).

(B)           The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Shares in series, and by filing a certificate of amendment pursuant to the applicable law of the State of New Jersey (such certificate being hereinafter referred to as a “Preferred Share Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

3.	The number of shares outstanding at the time of adoption of the amendment was 10,161,666.

4.	The total number of shares entitled to vote thereon was 10,161,666.

5.	The number of shares voting for and against such amendment is as follows:

Number of Shares Voting FOR the Amendment: 4,358,124

Number of Shares Voting AGAINST the Amendment: 900,004

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment to the Restated Certificate of Incorporation on this 28th day of April, 2011

BCB BANCORP, INC.

By:           /s/ Donald Mindiak
Donald Mindiak
President and Chief Executive Officer